Exhibit 99-1

For More Information:
Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces Agreement with The Stanley Medical Research Institute for the
Development of MEM 1003 for Bipolar Disorder
-Agreement Provides Funding Support for Phase 2a Trial-
-Company to Host Conference Call Today at 9:00 a.m. EST-

Montvale, NJ – December 20, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has entered into an agreement with The Stanley Medical Research Institute (SMRI) to develop MEM 1003, the Company’s neuronal L-type calcium channel modulator, as a treatment for bipolar disorder. Under the terms of the agreement, Memory Pharmaceuticals is eligible to receive up to $3.2 million from SMRI to fund the clinical development of MEM 1003 and will use these funds to support a Phase 2a trial of MEM 1003 in acute mania in bipolar disorder, which is scheduled to commence in the first half of 2006. Memory Pharmaceuticals also is currently conducting a Phase 2a clinical trial of MEM 1003 in Alzheimer’s disease.

As part of the agreement, SMRI has purchased 440,367 newly issued shares of the Company’s common stock, at a price of $2.18 per share, constituting $960,000 of the total funding being provided to the Company under the agreement. In addition, SMRI received a five year warrant for the purchase of up to 154,128 additional shares of common stock at an exercise price of $2.62 per share. The Company will receive the remaining $2.24 million of funding upon the achievement of milestones related to the Phase 2a trial in bipolar disorder. These funds will be repayable to SMRI in the form of royalties, up to a specified maximum amount, on future sales of MEM 1003 for the treatment of bipolar disorder or schizophrenia.

“Abnormal calcium levels are thought to be involved in conditions such as Alzheimer’s disease and bipolar disorder. MEM 1003 regulates calcium abnormalities and therefore has a solid rationale as a novel potential therapeutic for such disorders,” said David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals. “We are delighted to have entered into this partnership with SMRI, which brings together Memory Pharmaceuticals’ extensive preclinical and clinical experience with MEM 1003 and SMRI’s knowledge and clinical expertise in bipolar disorder. This partnership will allow us to evaluate the potential of MEM 1003 in bipolar disorder concurrently with our ongoing Phase 2a clinical program in Alzheimer’s disease.”

“The Stanley Medical Research Institute collaborates with academic and corporate partners to advance the clinical development of promising treatments for bipolar disorder and schizophrenia,” said Michael Knable, Executive Director of SMRI. “MEM 1003 represents a promising approach to the treatment of bipolar disorder, and we are pleased to be working with Memory Pharmaceuticals to take MEM 1003 into a proof-of-concept trial in bipolar disorder.”

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s disease and bipolar disorder. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, which may correct or prevent the severe mood swings that characterize bipolar disorder.

Separately, Memory Pharmaceuticals announced today top-line data from its Phase 1b safety and tolerability study of MEM 1003 for the treatment of Alzheimer’s disease.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call today at 9:00 a.m. EST to discuss the SMRI agreement and data from the MEM 1003 Phase 1b safety and tolerability study. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Jim Sulat, President and Chief Executive Officer, and Dr. David Lowe, Chief Scientific Officer, will host the conference call.

Investors and other interested parties may access the call as follows:

Date: Tuesday, December 20, 2005

Time: 9:00 a.m. EST

Telephone (U.S.): 800-638-5495

Telephone (international): 617-614-3946

Participant Passcode: 10758595

Webcast: http://www.memorypharma.com under the “Investors” section

An audio replay of the conference call will be available from 11:00 a.m. EST on Tuesday, December 20, 2005, until Tuesday, December 27, 2005. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 31705394. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, bipolar disorder, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

About the Stanley Medical Research Institute
The Stanley Medical Research Institute is the largest private source of research funding for severe mental illness. SMRI supports research in academic and corporate environments that is directly linked to discovering new treatments for bipolar disorder and schizophrenia. Further information about SMRI can be obtained at http://www.stanleyresearch.org.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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